Exhibit 1A-6b
OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”), is made and entered into as of July  , 2017, by and among Ospraie Partners LLC (the “Buyer”), Tate Investment Properties LLC (“Owner”) and American Gas & Technology LP (the “Company”).

W I T N E S S E T H:

WHEREAS, Owner is primarily owned by Raymon E. Tate, Jr. (“Tate”) and Tate and Owner are affiliates of the Company pursuant to Tate’s direct and indirect majority ownership of (i) the limited partnership interests of the Company and (ii) the general partner of the Company;

WHEREAS, to support the working capital needs of the Company, Tate, Owner and the Company wish for the Buyer to make a loan to Owner in the amount of $500,000 (the “Tate Loan”) which Owner intends to use to make a loan in the amount of $500,000 (the “Company Loan”) to the Company, from which loan proceeds the Company will repay the outstanding principal and interest under that certain Promissory Note dated as of June 21, 2017, made by the Company and payable to the Buyer (the “June Promissory Note”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, and pursuant to the terms of the secured Promissory Note in form attached hereto as Exhibit A (the Promissory Note) and the Deed of Trust in the form attached hereto as Exhibit B, Buyer has made the Tate Loan.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and understandings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.          Option.

1.1          Option.  In order to induce the Buyer to make the Tate Loan, the Company hereby grants the option set forth in Section 1.2. The Promissory Note in respect of the Tate Loan shall be senior to any additional debt or related instruments related to the Property other than the existing senior debt identified in the Promissory Note and each of the Owner and the Company hereby agrees it will not incur any additional debt on the Property after the date of this Agreement without the Buyer’s prior written consent.  The Company and Owner must notify Buyer promptly in Advance in writing of any transaction or event, which may give rise to a sale, transfer, assignment, hypothecation (excluding existing mortgage and deed of trust described herein and mortgages securing debt subordinated to the obligations under this Note as permitted herein), or conveyance, whether voluntary, involuntary or by operation of law (a “Transfer”) of the Property.  The Owner must provide the Buyer at least 5 business days’ prior written notice in accordance with the terms of the Promissory Note before any payment of any principal amount under the Tate Loan is repaid.

1.2          Conversion Option of Tate Loan.  The Buyer shall have the option, but not the obligation, at any time (including in conjunction with any payoff of the Tate Loan (or any portion thereof) to convert the Tate Loan (or any portion thereof) into equity of the Company as follows:

(a)          Equity: Convert the Tate Loan (or any portion thereof) into a number of senior equity shares of the Company’s (or its successor’s) capital stock or shares of the Company’s (or its successor’s) Common Shares or partnership interest units equal to the quotient of (A) the sum of (x) outstanding principal amount of the Tate Loan (or the portion thereof) being converted plus (y) $50,000 (representing legal and diligence expenses incurred by Buyer for the diligence results that will be provided by the Buyer to the Owner) plus (y) the accrued unpaid interest under the Tate Loan (or the portion thereof being converted divided by (B) $4.00 (subject to customary adjustments for stock splits, consolidations and similar transactions) representing approximately .983125% of the outstanding capital stock (limited partnership interests) of the Company on a fully-diluted basis as of the date hereof (assuming conversion of the original principal amount of the Tate Loan exclusive of accrued interest) and upon such purchase of such equity by the Buyer the portion of the Tate Loan being converted and the corresponding portion of the Company Loan shall be deemed repaid and respective outstanding balances of the Tate Loan and the Company Loan shall be reduced by the amount so converted; provided, if the Company (or its successor) consummates an equity financing for any capital stock, equity interests or limited partnership interests prior to the maturity date under the Promissory Note at a per share or per interest price of less than $4.00 per share or interest unit (subject to customary adjustments for stock splits, consolidations and similar transactions) the Buyer shall be entitled to convert the Tate Loan (or any portion thereof) into a number of shares or partnership interest units equal to the quotient of (A) the sum of (x) outstanding principal amount of the Tate Loan (or the portion thereof) being converted plus (y) $50,000 (representing legal and diligence expenses incurred by Buyer for the diligence results that will be provided by the Buyer to the Owner) plus (y) the accrued unpaid interest under the Tate Loan (or the portion thereof) being converted divided by (B) per share or per interest unit purchase price in such financing.

Section 2.          Representations and Warranties of Owner and the Company.

Each of the Owner and the Company hereby represents and warrants to Buyer that the statements contained in this Section 2 are true, accurate and complete as of the date hereof:

2.1          Due Authorization. Each of the Owner and the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by the Owner or the Company, as applicable, pursuant hereto and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents and the consummation of the transactions contemplated hereby.

2.2          Enforceability. This Agreement has been duly and validly executed by each of the Owner and the Company and constitutes a legal, valid and binding obligation of the Owner and the Company, enforceable against the Owner and the Company in accordance with its terms, except as such enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (b) equitable limitations on the availability of specific remedies; and (c) principles of equity. The Promissory Note when executed by the Owner will be duly and validly executed and when  delivered by the Owner will constitute legal, valid and binding obligations of the Owner enforceable against the Owner in accordance with its terms, except as such enforceability may be limited by:
(a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (b) equitable limitations on the availability of specific remedies; and (c) principles of equity.  The Deed of Trust when executed by Owner will be duly and validly executed and when delivered by Owner will constitute the legal, valid and binding obligations of Owner enforceable against Owner in accordance with its terms, except as such enforceability may be limited by:  (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (b) equitable limitations on the availability of specific remedies; and (c) principles of equity.

Owner owns good, valid and marketable indefeasible fee simple title to the Property, free and clear of all encumbrances, other than following encumbrances.  The Promissory Note is subordinated to an existing first mortgage from PacWest Funding Inc. dba Precision Capital and an existing Second Deed of Trust issued in favor of Harvey Fink.

Section 3.          Representations and Warranties of Buyer.

The Buyer hereby represents and warrants to the Owner and the Company that the statements contained in this Section 3 are true, accurate and complete as of the date hereof:

3.1          Due Authorization. The Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization. The Buyer has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by the Buyer pursuant hereto and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents and the consummation of the transactions contemplated hereby.

3.2          Enforceability. This Agreement has been duly and validly executed by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (b) equitable limitations on the availability of specific remedies; and (c) principles of equity.

3.3          Investment Intent and Purchaser Status. Buyer understands that the shares or limited partnership interests of the Company are “restricted securities” and have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law. To the extent that Buyer acquires any such shares or interests, it will be as principal for its own account and not with a view to, or for distributing or reselling such shares or interests or any part thereof in violation of the Securities Act or any applicable state securities laws. Buyer is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

Section 4.          [Intentionally Omitted].

Section 5.          Miscellaneous.

5.1          No Additional Liens.  Owner hereby agrees that it will not incur any additional debt on the Property or grant any mortgage, deed of trust, other lien, or other security interest in, all or any part of the legal or equitable title to Property without Buyer’s consent.

5.2          Confidentiality. Each of the parties shall, and shall cause their representatives to, keep confidential all documents and information concerning any other party furnished to any of them or their representatives in connection with the negotiations of any potential equity investments, the June Promissory Note, and this Agreement (the “Confidential Information”). Confidential Information shall not include (a) information that is or becomes generally available to the public other than as a result of  disclosure of such information by the receiving party in violation of this Agreement; (b) information that was obtained from a third party unrelated to the parties; provided that such third party is not, to the best knowledge of each party treating such information as non-confidential information, bound by any confidentiality obligation or any other obligation of secrecy with respect to such information; or (c) information that is derived by the receiving party or its representatives without reference to the information disclosed by the other party. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not prohibit the receiving party from disclosing Confidential Information (x) in connection with any litigation or (y) to the extent required for compliance with applicable laws, regulations, demands or requests by governmental, regulatory or self-regulatory organizations; provided, however,  that, for purposes of clause (y), the receiving party shall disclose only so much of such information as is legally required or requested or the Company from disclosing to potential investors or other sources of financing that the Company sought financing from institutional investors and the Buyer provided the convertible note financing set forth in the Promissory Note and in this Agreement.

5.3          Consent to Amendments; Waiver. The provisions of this Agreement may be amended only by a written instrument signed by the Owner, Company and the Buyer. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such or other right, power or privilege.

5.4          Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors  and  permitted assigns of the parties hereto whether so expressed or not, except that, except as provided below, neither this Agreement nor any of the covenants and agreements herein or  rights, interests or obligations hereunder may be assigned or delegated by any party prior to or after the Closing, without the prior written consent of each other party except that Buyer may assign the covenants and agreements contained herein and the rights, interests or obligations hereunder to any of its Affiliates without the prior consent of the Owner or the Company .

5.5          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon any such determination that any provision of this Agreement is prohibited by or invalid under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.6          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement will become effective upon execution and delivery by each party to all other parties. Copies of executed counterparts transmitted by telecopy or PDF shall be considered original executed counterparts for purposes of this Section 5.5, provided that receipt of copies of such counterparts is confirmed.

5.7          Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.8          No Third-Party Beneficiaries. Except as may otherwise be provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

5.9          Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, arrangements or representations by or among the parties, written or oral, that may have related in any manner to the subject matter hereof.

5.10        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to the conflicts of laws principles of the State of New York or any other jurisdiction. Each party hereby agrees that any action, claim or proceeding arising out of this Agreement shall be brought in the state or federal courts located in the City of New York, Borough of Manhattan, irrevocably submits to the exclusive jurisdiction of any such court and waives any objection that such party may now or hereafter have to the venue of any such action, claim or proceeding in any such  court or that such action, claim or proceeding was brought in an inconvenient court and agrees not to plead or claim the same (it is understood that any judgment may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law). EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.11          Further Assurances. Each of the parties hereto shall take any and all actions and shall execute and deliver any and all documents and instruments that shall be necessary or appropriate to give full force and effect to this Agreement and the other documents and agreements contemplated by this Agreement, and the transactions contemplated hereby and thereby.

5.12          Expenses. Except as may otherwise specified in this Agreement (including in connection with conversion rights set forth Section 1.2) or in the Promissory Note, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the other documents and agreements contemplated by this Agreement, and the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

5.13          Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The use of the word “including” and similar expressions means “including without limitation” and unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.

5.14          Notices.  Any notice or communication by the Owner or the Company, on the one hand, or the Buyer on the other hand, to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested) or overnight national courier guaranteeing next day delivery, to the others’ address:

If to the Owner:

Tate Investment Properties LLC
1270 SE Monmouth Cutoff Rd.
Dallas, OR 97338
Attn: Raymon E. Tate, Jr.

If to the Company:

American Gas & Technology LP
1270 SE Monmouth Cutoff Rd.
Dallas, OR 97338
Attn: Raymon E. Tate, Jr.

If to the Buyer:

Ospraie Partners LLC
437 Madison Avenue
28th Floor
New York, New York 10022
Attn:  General Counsel

With copies to:

Zukerman Gore Brandeis & Crossman, LLP
Eleven Times Square
15th Floor
New York, New York 10036
Attention:  Joseph Maloney

Either Buyer, the Company or the Borrower, by notice to the others may designate additional or different addresses for subsequent notices of communications.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; and the next Business Day after timely delivery to the courier, if sent by overnight national courier guaranteeing next day delivery.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement on the date first written above.
BUYER:

Ospraie Partners LLC

By:
Name: Dwight Anderson
Title: Managing Member

COMPANY:

American Gas & Technology LP

By:	/s/ Raymon E. Tate, Jr.
Name:	Raymon E. Tate, Jr.
Title:	CEO

OWNER:

Tate Investment Properties, LLC

By:	/s/ Raymon E. Tate, Jr.
Name:	Raymon E. Tate, Jr.
Title:	Member

EXHIBIT A

PROMISSORY NOTE